Form of Schedule I
Performance Condition (PSU with Relative TSR Vesting)

Performance Period: [ ]
A number of PSUs equal to a percentage of the Target Number of PSUs set forth on the Certificate of Grant will become Earned PSUs on the Determination Date based on the level of achievement of actual Adjusted Earnings per Share, ROIC and based on the applicable TSR Multiplier as set forth in the tables below with 50% of the Target Number of PSUs to be determined by achievement of actual Adjusted Earnings Per Share and 50% to be determined by achievement of actual ROIC, in each case, subject to the applicable TSR Multiplier. Achievement of actual Adjusted Earnings per Share, ROIC and/or actual Relative TSR Percentile in between the performance levels set forth in the tables below will be pro-rated based on linear interpolation (and the corresponding percentages of Target Number of PSUs will become Earned PSUs). The total number of Earned PSUs hereunder, if any, will be the sum of (i) the applicable percentage of the Target Number of PSUs earned based on actual Adjusted Earnings per Share and (ii) the applicable percentage of the Target Number of PSUs earned based on actual ROIC, in each case, subject to the applicable TSR Multiplier as set forth on the tables below:

Cumulative Target - Adjusted Earnings Per Share: $[ ]
EPS Multiplier

Actual Adjusted Earnings per Share Performance Level	Percentage of 50% of Target Number of PSUs Earned (EPS Component), Subject to TSR Multiplier[1]
less than $_____	0%
$_____	50%
$_____	100%
$____ or greater	200%

___________________________
1    The number of Earned Shares in respect of both the EPS Component and the ROIC Component will be determined by multiplying the product of (i) the 50% weighting factor, (ii) the Target Number of PSUs, (iii) the percentage determined under the EPS or ROIC multiplier tables (as applicable) and (iv) the applicable TSR Multiplier described in the TSR Multiplier table.

ROIC Multiplier

Actual ROIC During Last Fiscal Year of the Performance Period	Percentage of 50% of Target Number of PSUs Earned (ROIC Component), Subject to TSR Multiplier[2]
less than ____%	0%
____%	50%
____%	100%
____% or greater	200%

TSR Multiplier

Relative TSR Percentile	TSR Multiplier
[ ] Percentile or Above	100%
[ ] Percentile	67%
[ ] Percentile	33%
Below [ ] Percentile	0%

“Adjusted Earnings per Share” means the quotient of (x) the cumulative Adjusted Net Income during the Performance Period divided by (y) Diluted Shares Outstanding.
“Average Invested Capital” means the simple average of : (a) the total outstanding debt; plus (b) stockholders equity; minus (c) net intangibles and goodwill resulting from the application of purchase accounting to the 2007 going-private transaction, as reported for the second and third fiscal year-ends of the Performance Period.
“Diluted Shares Outstanding” means [ ] shares.
“Adjusted Net Income” means net income excluding: (a) cumulative effect of a change in accounting principle, income or loss from disposed or discontinued operations and any gains or losses on disposed or discontinued operations, all as determined in accordance with United States GAAP; (b) any incremental amortization or depreciation resulting from the application of purchase accounting to the 2007 going-private transaction; (c) any significant severance or other costs related to the Company’s major restructuring efforts; (d) any significant gains, losses or settlements that impact comparability between years; (e) any gain or loss from the early extinguishment of indebtedness including any hedging obligations or other derivative instrument and any changes in the fair value of gas and diesel fuel derivatives; (f) any share based compensation expense or reversal recorded in accordance with US GAAP; (g) the effects of changes in foreign currency translation rates from such rates used in the calculation of the initial adjusted net income target; (h) the impact of material acquisitions and divestitures that impact the comparability with the target other than the acquisitions of Avendra and AmeriPride; (i) the tax impact of the above adjustments to adjusted net income which represents the tax provision or benefit associated with the adjusted income or expenses using the appropriate tax rate and (j) the impact of changes to the initial purchase accounting for Avendra and AmeriPride, as determined in accordance with U.S. GAAP.
________________________
2    See footnote 1 above.

“ROIC” means: (x) operating income for the fiscal year ending [_____________] excluding (a) the cumulative effect of a change in accounting principle, income or loss from disposed or discontinued operations and any gains or losses on disposed or discontinued operations, all as determined in accordance with United States GAAP; (b) any incremental amortization or depreciation resulting from the application of purchase accounting to the 2007 going-private transaction; (c) any severance or other costs related to the Company’s major restructuring efforts; (d) any significant gains, losses or settlements that impact comparability between years; (e) any changes in the fair value of gas and diesel fuel derivatives; (f) the effects of changes in foreign currency translation rates from such rates used in the calculation of the ROIC target; (g) the impact of material acquisitions and divestitures that impact the comparability with the target other than the acquisitions of Avendra and AmeriPride; and (h) the impact of changes to the initial purchase accounting for Avendra and AmeriPride, as determined in accordance with U.S. GAAP; divided by (y) Average Invested Capital.
Relative TSR Percentile

TSR Measurement Period: [ ].

TSR Multiplier: The applicable multiplier percentage for purposes of determining the number of Earned PSUs based on the Company’s actual Relative TSR Percentile, as set forth on the table set forth above.

Relative TSR Percentile: The Relative TSR Percentile shall be the Company’s Total Shareholder Return (as calculated below) during the TSR Measurement Period, ranked as a percentile as compared to the Total Shareholder Return of the other companies within the Peer Group. For the avoidance of doubt, if the Relative TSR Percentile is below [ ] percentile, then all outstanding PSUs shall be forfeited and immediately cancelled.

Relative TSR Condition: Achievement of a Relative TSR Percentile corresponding to a TSR Multiplier that is at least at threshold performance level (i.e. [ ] percentile or above).

“Total Shareholder Return” means, with respect to any company, an amount (expressed as a percentage return) equal to:

(i) the sum of (x) the Ending Stock Price minus the Beginning Stock Price, plus (y) the amount of any dividends and distributions paid on a per share basis (calculated as if such dividends had been reinvested in the applicable company’s common stock on the applicable dividend date) cumulatively over the performance period, divided by

(ii) the Beginning Stock Price.

“Beginning Stock Price” means, with respect to any company, the average closing price per share of common stock for the twenty (20) trading days immediately prior to the first trading day of the TSR Measurement Period.

“Ending Stock Price” means, with respect to any company, the average closing price per share of common stock for the twenty (20) trading days immediately prior to the last day of the TSR Measurement Period.

“Peer Group” means the following companies:

[ ]

Any company in the Peer Group that ceases to be publicly held during the TSR Measurement Period (i) due to bankruptcy, liquidation or reorganization, shall remain in the Peer Group for purposes of calculation of the Relative TSR Percentile (with such company deemed to have a Total Shareholder Return of -100% and ranked at the bottom of the Peer Group) or (ii) due to a merger, sale, acquisition, business combination or other similar event, shall be excluded from the Peer Group for purposes of calculation of the Relative TSR Percentile.

Note: The performance grids and the defined terms above also remain subject to further review and modification by the Committee (and in the case of executive officers, subject to the approval of the Stock Committee) within the first 90 days of the Performance Period.